Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-299246

Prospectus Supplement No. 2

(To Prospectus dated October 6, 2026)

WHITEHAWK MINERALS CORP.

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This prospectus supplement updates, amends and supplements the prospectus dated October 6, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-299246). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 12, 2026, which is set forth below. Information furnished but not filed with the 8-K included herewith shall not be deemed to be a part of the Prospectus

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

WhiteHawk Minerals Corp.’s Class A common stock is listed on the New York Stock Exchange under the symbol “WHK.” On November 11, 2026, the closing price of our Class A common stock was $25.45.

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WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 33 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is November 12, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 06, 2026

WhiteHawk Minerals Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-43337	88-0862160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Market Street Suite 910
Philadelphia, Pennsylvania		19103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 610 484-3412

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	WHK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On November 12, 2026, WhiteHawk Income Marcellus LLC (the “Buyer”), an indirect wholly owned subsidiary of WhiteHawk Minerals Corp. (the “Company”), entered into a Purchase and Sale Agreement (the “PSA”) with Three Rivers Royalty II, LLC (the “Seller”), pursuant to which the Buyer acquired an undivided 50% interest in certain of the Seller’s assets located in the Marcellus/Appalachian Basin in West Virginia and Pennsylvania, including mineral interests, fee mineral interests, overriding royalty interests, non-participating royalty interests, wells and related assets (the “Assets”), effective as of July 1, 2026 (the “Effective Time”), for an aggregate purchase price of approximately $41.0 million, subject to customary adjustments (the “SJM II - November Transaction”).

The SJM II - November Transaction closed on November 12, 2026, concurrently with the execution of the PSA. The PSA contains customary representations, warranties and covenants by the Buyer and the Seller. The Seller has agreed to indemnify the Buyer for losses resulting from, among other things, breaches of its representations, warranties and covenants and certain retained liabilities. The Buyer has agreed to indemnify the Seller for losses resulting from, among other things, breaches of its representations, warranties and covenants and certain assumed obligations.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the full text of the PSA, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

First Amendment to Amended and Restated Note Purchase Agreement

On November 6, 2026, WhiteHawk Income Operating Partnership L.P. (the “Issuer”), a subsidiary of the Company, entered into the First Amendment (the “First Amendment”) to Amended and Restated Note Purchase Agreement, dated as of May 20, 2026 (as previously amended, the “Note Purchase Agreement”), among the Company, as parent, the Issuer, WhiteHawk Income OP GP LLC, as general partner of the Issuer, the guarantors party thereto, U.S. Bank Trust Company, National Association, as agent and collateral agent, and the holders party thereto.

The First Amendment amends the Note Purchase Agreement to, among other things, (i) remove references to the Company’s Series D Preferred Stock, (ii) expressly permit the filing of the certificates of designations for the Company’s Series E Preferred Stock and Series F Preferred Stock and (iii) expressly permit the issuance of the Company’s Series E Preferred Stock and Series F Preferred Stock, with the issuance of such Series F Preferred Stock conditioned on the first $50.0 million of net cash proceeds from such issuance being applied to redeem the Series E Preferred Stock in full.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On November 12, 2026, the Company issued a press release announcing, among other things, its financial results for the fiscal quarter ended September 30, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 7.01 Regulation FD Disclosure.

On November 12, 2026, the Company issued a press release announcing, among other things, its financial results for the fiscal quarter ended September 30, 2026, and the declaration of a quarterly cash dividend of $0.50 per share of Class A common stock, payable on November 30, 2026 to holders of record as of the close of business on November 23, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Company will host a conference call and webcast to discuss its third quarter 2026 results on November 13, 2026 at 9:00 a.m. Eastern Time. A live webcast and accompanying presentation materials will be available in the Investors section of the Company’s website at www.whitehawkminerals.com, where a replay will be archived following the call. Dial-in: (833) 461-5787 (domestic) / (585) 542-9983 (international); Conference ID: 839 401 516.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(a)
Financial Statements of Businesses Acquired.

The financial statements required by Rule 3-05 of Regulation S-X, if any, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)
Pro Forma Financial Information.

The pro forma financial information required by Article 11 of Regulation S-X, if any, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)
Exhibits.

Exhibit No.	Description

2.1*	Purchase and Sale Agreement, dated as of November 12, 2026, by and between Three Rivers Royalty II, LLC and WhiteHawk Income Marcellus LLC
10.1*

First Amendment to Amended and Restated Note Purchase Agreement, dated as of November 6, 2026, by and among WhiteHawk Income Operating Partnership L.P., WhiteHawk Minerals Corp., WhiteHawk Income OP GP LLC, the guarantors party thereto, U.S. Bank Trust Company, National Association, as agent and collateral agent, and the holders party thereto

99.1+	Press Release issued by WhiteHawk Minerals Corp., dated November 12, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

+ Furnished herewith and not filed.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, statements regarding the Company’s expectations with respect to the financial impact of the SJM II - November Transaction and the other completed and pending acquisitions described in Exhibit 99.1, including the expected accretive impact of such acquisitions; the Company’s expectations regarding the production and cash flow contributions of the Assets and other assets acquired or to be acquired; the expected closing and funding of pending acquisitions, including the use of cash on hand and borrowings under the Company’s revolving credit facility; the Company’s dividend policy, including the declaration and payment of future dividends; and other statements that are not historical facts. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: changes in commodity prices; the Company’s ability to close the pending acquisitions described in Exhibit 99.1 on the anticipated timeline or at all, including the risk that a counterparty may fail to satisfy closing conditions or otherwise fail to perform under the applicable purchase and sale agreement; the risk that the actual purchase price or other economic terms of pending or future acquisitions may differ from the estimates presented herein; the risk that production and cash flow contributions from the Assets acquired in the SJM II - November Transaction and other assets acquired or to be acquired may differ materially from expectations due to commodity price fluctuations, operator activity levels, well performance and other factors; the availability and terms of financing for pending acquisitions, including the use of cash on hand and borrowings under the Company’s revolving credit facility, and the risk that such financing may not be obtained on the anticipated terms, in the anticipated amounts, on the expected timeline or at all; operator drilling and completion activity on the Company’s acreage; regulatory changes; general economic and market conditions; and the risks described under “Risk Factors” in the Company’s filings with the U.S. Securities and Exchange Commission.

Furthermore, the declaration and payment of any future dividends, including the amount and timing thereof, will be at the sole discretion of the Board of Directors, which may change the Company’s dividend policy at any time and for any reason, including changes in the Company’s financial condition, results of operations, capital requirements, general business conditions or any other factor the Board deems relevant. There can be no assurance that the Company will declare or pay dividends at the current rate, or at all.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update any forward-looking statement, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WhiteHawk Minerals Corp.

Date:	November 12, 2026	By:	/s/ Daniel Herz
Daniel Herz Chief Executive Officer